Exhibit 10.8

Tigercat Pharma, Inc.
400 Oyster Point Boulevard, Suite 202
South San Francisco, CA 94080

August 17, 2015

Steven L. Basta
[***]

[***]

Dear Steve:

We are pleased to confirm our offer to you of employment with Tigercat Pharma, Inc., a Delaware corporation (the "Company"), in the position of President and Chief Executive Officer.

Position. As Chief Executive Officer, you will be responsible for managing the day to day operations and strategy of the Company and you will report directly to the Board of Directors of the Company. In addition, you will be appointed to the Board of Directors upon your commencement of employment, and will retain a seat on the Board of Directors for the duration of your employment with the Company. It is anticipated that your employment with the Company will begin the week of September 1, 2015, it being understood that this date will be confirmed following discussions with your current employer. In connection with your employment you will enter into an indemnification agreement with customary terms and conditions. The Company will at all times keep in full force directors and officers insurance, and such other insurance as is customary similarly situated companies, as determined by the Board of Directors in its reasonable discretion with the advice of counsel and the Company's insurance broker.

You agree to devote your full business time and attention to your work for the Company. Except upon the prior written consent of the Board of Directors, you will not, during your employment with the Company, (i) accept or maintain any other employment, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might reasonably be expected to interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company, (iii) serve on the board of directors of any other company, except for your current directorships at AlterG, Inc. (including a possible role as chairman of the Board), Carbylan Therapeutics Inc., and RF Surgical Systems, Inc. Notwithstanding the foregoing it is agreed that you may (a) provide transition services to AlterG for not more than six (6) months from the commencement of your employment with the Company and for not more than ten percent (10%) of your business time overall, and (ii) provide consulting services to other entities, including current arrangements with Neodyne and SpindleTop, that are not competitive with the Company, not to exceed five percent (5%) of your business time in the aggregate; provided that in no event will these consulting services materially interfere with, conflict with or prevent performance of your obligations to the Company pursuant to this letter agreement or any proprietary information agreement.

Salary. Your initial base salary will be $545,000 per year, less applicable withholdings. Your salary will be reviewed from time to time by the Board of Directors or its compensation committee, and may be adjusted in the sole discretion of the Board of Directors or its compensation committee.

Equity Award. Promptly after the start of your employment with the Company, the Board of Directors will grant you an option to purchase a number of shares of Common Stock of the Company equal to six percent (6%) of the then current fully diluted number of shares of Common Stock, including shares available for issuance pursuant to the Company's 2011 Stock Incentive Plan (the "Plan") and assuming the exercise and/or conversion of all outstanding securities that are exercisable and/or convertible, directly or indirectly, for Common Stock (such calculation the "Fully-Diluted Capitalization") (after giving effect to such grant). The exercise price of such option will be the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors based on an independent valuation intended to satisfy the safe harbor requirements of Section 409 A of the Internal Revenue Code. If no recent independent valuation has been completed as of the start of your employment, your option grant will still be approved promptly after the start date of your employment with the Company (the "Start Date"), subject to determination of the exercise price to be later established by the Board of Directors based on the valuation's assessment of the fair market value of the Company's Common Stock as of the date of grant. The options shall vest with respect to 25% of the total number of shares on the one-year anniversary of your Start Date, and thereafter with respect to 1I48th of the total number of shares on each monthly anniversary of your Start Date. Vesting will also accelerate with respect to 100% of the remaining unvested shares on the consummation of a "change of control" transaction, as will be defined in your option agreement with the Company. The option shall be subject to the terms and conditions of the Plan and the option agreement to be entered between you and the Company. The Company will also provide you the opportunity to exercise your option with respect to unvested shares, subject to a "reverse vesting" schedule for the Company to repurchase unvested shares at the option exercise price according to the schedule set forth above.

It is currently contemplated that the existing investors of the Company will provide a bridge financing in the amount of not less than $10,000,000 within thirty days of the date hereof and that the Company will actively seek funding in an private equity financing with one or more closings during the twelve (12) months following the commencement of your employment (the
"Financing").

Following each closing of the Financing, you will be granted an additional option under the Plan if required such that your total ownership potential for all equity or options issued under the Plan represents at least the Target Post Financing Ownership Percentage of the Fully Diluted Capitalization (after giving effect to such grant). For these purposes, the "Target Post Financing Ownership Percentage" equals (x) 5.7% plus (y) (a) 0.10% times (b) the excess of the Financing Pre Money Valuation over $50,000,000 divided by (c) $10,000,000. The vesting schedule of such additional grant will commence as of your employment and will otherwise have the same terms and conditions as your original option grant, it being understood that the exercise price will be the fair market value of the Common Stock on the date of grant.

The table below shows several examples of this calculation:

Financing Pre Money Valuation	Set %	Incremental %	Target Post Financing Ownership Percentage

$50,000,000.00	5.70%	0%	5.70%
$55,000,000.00	5.70%	0.05%	5.75%
$60,000,000.00	5.70%	0.10%	5.80%
$65,000,000.00	5.70%	0.15%	5.85%
$70,000,000.00	5.70%	0.20%	5.90%
$85,000,000.00	5.70%	0.35%	6.05%
$90,000,000.00	5.70%	0.40%	6.10%
$100,000,000.00	5.70%	0.50%	6.20%

For these purposes, the Financing Pre Money Valuation means the Fully-Diluted Capitalization of the Company immediately before the first closing of the Financing multiplied by the price per share paid in the Financing for each share of Common Stock issued or issuable on conversion of the equity issued in the Financing (plus any increase in the number of shares reserved for issuance under the company's equity incentive plans in connection with the Financing).

Benefits: You will be eligible to participate in the benefits made generally available by the Company to its senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion. Without limiting the foregoing, you will be entitled to: (i) if and when the Company is offering health insurance to its employees, paid health insurance benefits for you and your immediate family 100% of the premium for which will be paid in full by the Company or (ii) otherwise, prompt reimbursement of 100% of all health insurance premiums incurred by you to obtain health insurance for you and your immediate family with terms and conditions consistent with your position as a senior executive of the company (including without limitation any insurance made available to you by COBRA) as applicable under (i) or (ii), "Health Insurance Benefits"). The Health Insurance Benefits shall be deemed taxable compensation paid by the Company to you if such payments would constitute a discriminatory benefit under Internal Revenue Code Section 105(h) absent such tax treatment.

You are entitled to paid holidays and vacation days each year, in an amount determined in accordance with and subject to the Company's applicable policies in effect, and as may be amended from time to time. Unless another number is established by the Board in its sole discretion as applicable to all Company executives, you will be entitled to twenty (20) days of vacation per calendar year, which will be pro-rated for any year in which you are only employed with the Company for a portion of the year or for any period in which you are not a full-time employee. Any unused portion of your yearly paid vacation will carry over to the following year; provided that the maximum accrual of vacation days is twenty (20). Subject to the foregoing limits, all remaining vacation that has accrued but was unused will be paid within ten (10) days following your separation from service based on Executive's base salary in effect on the date of such separation.

At-Will Employment; Severance: The Company is an "at-will" employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from the Company's Board of Directors and from all offices and directorships then held with the Company or any subsidiary. In the event the Company terminates your employment without Cause,l or you terminate your employment for Good Reason,2 you will be eligible to receive (i) an amount equal to the base salary that would have been earned during the Severance Period (defined below) in one lump sum, (ii)
_______________________
¹ For purposes of this paragraph, "Cause" means if it that has caused or is reasonably expected to result in material injury to the Company: (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; which failure is not corrected within 30 days after the Board of Directors has given you written notice specifYing the failure in reasonable detail, and you have had an opportunity to address the Board of Directors with, at your option, counsel present, (ii) your intentional commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct; (iii) your improper, unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any material obligations under any written agreement or covenant with the Company, which failure is not corrected within 30 days after the Board of Directors has given you written notice specifYing the failure in reasonable detail, and you have had an opportunity to address the Board of Directors with, at your option, counsel present.

² For the purposes of this paragraph, "Good Reason" means the occurrence at any time of any of the following without your prior written consent: (a) removal from the position of Chief Executive Officer with respect to the Company resulting in the material diminution in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (b) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position of Chief Executive Officer or a material diminution of your position, authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (c) a material reduction in your base salary; (d) any willful failure or willful breach by the Company of any of the material obligations of this Agreement or (e) a requirement that you relocate your principal place of business by more than fifty (50) miles. For purposes of this subsection, no act, or failure to act, on the Company's part shall be deemed "willful" unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company's act, or failure to act, was in the best interest of the Company. You may terminate your employment under this Agreement for Good Reason at any time on or prior to the 180th day after the initial occurrence of any of the foregoing Good Reason events; provided, however, that, within ninety (90) days of any such events having first occurred, you shall have provided the Company with notice that such event(s) have occurred and afforded the Company thirty (30) days to cure same continuation of your Health Insurance Benefits during the Severance Period, and (iii) accelerated vesting with respect to the number of shares underlying any equity incentives or options that are subject to vesting and that would have otherwise vested during the Severance Period had you remained an employee of the Company (collectively, "Severance Benefits").

Your eligibility for these Severance Benefits is conditioned upon your execution of a release of claims in a form provided by the Company with a general release of claims as set forth in Exhibit A (the "Release") within forty-five (45) days following your termination date and your non-revocation of the Release during any applicable statutory revocation period. If you comply with these conditions, the Severance payments will commence on the sixtieth (60th) day following your termination date. For the purposes hereof, the "Severance Period" will equal six (6) months for a termination occurring within the first six (6) months after your Start Date, and thereafter will equal the number of full months between the Start Date and the date of termination, up to a maximum of twelve (12) months.

Taxes: All amounts paid under this letter shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you. Notwithstanding any other provision of this letter whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409 A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "key employees" of publicly-traded companies); in such event, any such amount to which you would otherwise be entitled during the six (6) month period immediately following your termination of employment with the Company will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination of employment with the Company (or the next business day if such date is not a business day), provided that you have complied with the requirements for such payment. You shall be treated as having a termination of employment under this Agreement only if such termination meets the requirements of a "separation from service" as that term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance. This Agreement is intended to comply with the provisions of Code Section 409A; provided, however, that the Company makes no representation that the amounts payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to amounts payable under this Agreement or to mitigate its effects on any deferrals or payments made under this Agreement.

In the event that the severance and other benefits provided for in this offer letter or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this offer letter shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Expenses. You are entitled to receive prompt reimbursement for all reasonable fees and expenses you incur in performing services to the Company, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. In addition, upon execution hereof, you will be reimbursed up to $5,000.00 in legal expenses you incur in connection with this agreement. You are also entitled to receive prompt reimbursement for all reasonable fees and expenses you incur (not to exceed $5,000.00 in any specific instance unless otherwise approved by the Board of Directors in it is good faith judgment as to the reasonableness of any such fees): (i) in connection with any amendment, waiver or termination of this agreement or (ii) in connection with the review and execution of any other agreement you are being asked by the Company to sign in your personal, individual capacity. Reimbursement payments must be made by December 31 of the year following the year in which the expense was incurred, and you must submit all documentation prior to such date.

Entire Agreement. Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than August 191\ 2015. This letter sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by a duly authorized member of the Company's Board of Directors and you. It shall be governed by California law, without regard to principles of conflicts of laws. Your employment is contingent upon your execution of the Company's Proprietary Information and Invention Assignment Agreement.

Sincerely,

/s/ James W. Larrick

James W. Larrick

ACCEPTED AND AGREED:

/s/ Steven L. Basta
Steven L. Basta

Aug. 18, 2015
Date

Exhibit A

Release Language:

You ("Executive") shall release the Company'sParties, as applicable, as set forth below.

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on his behalf (the "Executive'sParties"), to irrevocably and unconditionally release, acquit, and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company, and said plans' fiduciaries, agents and trustees (the "Company'sParties"), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, which the Executive's Parties have, have had, or may in the future claim to have against the Company's Parties as of [termination date]. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, any claim arising under federal, state, or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim that the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing, it is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the Date of Termination, and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated by this Agreement (including the indemnification agreement and the stock option agreement).

Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have. He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.